November 2, 2022

PDC Energy, Inc. Announces 2022 Third Quarter Financial and Operating Results

DENVER, November 02, 2022: PDC Energy, Inc. (“PDC” the “Company”, “we”, “us”, “our’) (Nasdaq:PDCE) today announced its 2022 third quarter financial and operating results.

2022 Third Quarter Highlights:

•Net cash from operating activities of approximately $850 million, adjusted cash flows from operations, a non-U.S. GAAP metric defined below, of approximately $700 million and oil and gas capital investments of approximately $260 million.

•Approximately $440 million of adjusted free cash flow (“FCF”), a non-U.S. GAAP metric defined below.

•Returned approximately $295 million of capital to shareholders through the repurchase of approximately 4.2 million shares, or approximately 4.5 percent of common stock outstanding, and a $0.35 base dividend.

•Reduced debt by approximately $300 million, exiting the quarter with approximately $1.4 billion in long-term debt and a leverage ratio of 0.5x.

•Total production of 23.0 million barrels of oil equivalent (“MMBoe”) or approximately 250,000 Boe per day and oil production of 7.4 million barrels (“MMBbls”) or approximately 81,000 Bbls per day.

•Published the Company's 2022 environmental, social and governance (“ESG”) materials providing a roadmap on progress of our key metrics, material initiatives and successes in 2021. We remain committed and on track to achieve our long-term goals of reducing greenhouse gas and methane emission intensity by 60% and 50%, respectively, by 2025.

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CEO Commentary

President and Chief Executive Officer, Bart Brookman, commented, “The third quarter generated solid results for PDC. This marks the first full quarter reflecting the benefits of the Great Western acquisition. I am proud of our team who worked diligently to fully integrate this transaction on schedule and under budget. Results for the quarter are highlighted by $440 million of free cash flow, shareholder returns of approximately $295 million through our accelerated share buyback program, and a $0.35 per share base dividend. Quarterly production averaged 250,000 Boe per day, the midpoint of our guidance, as we began to see the synergies of the consolidated asset base. Our low cost and efficient operations are reflected in our strong free cash flow, as lease operating, and G&A expenses came in at a combined $4.75 per Boe.

“Additionally, our regulatory team has worked tirelessly and thoughtfully to move our Guanella CAP permitting application forward. This CAP, along with our prior OGDPs, represent our planned Wattenberg Field turn-in-line activity through 2028. We are scheduled for the COGCC public hearing on December 7, 2022. The locations included under the CAP application represent approximately 450 wells in our Summit and Plains areas in the core Wattenberg Field.”

Operations Update

In the third quarter of 2022, PDC invested approximately $260 million while delivering total production of 23.0 million Boe, or approximately 250,000 Boe per day, and oil production of 7.4 million barrels, or approximately 81,000 barrels per day. Total production and oil production represent a sequential increase of 7 percent and 8 percent, respectively, compared to the second quarter of 2022, primarily driven by the production volumes from the Great Western acquisition and turn-in-line activities in the third quarter of 2022.

In the Wattenberg Field, the Company invested approximately $230 million to operate an average of three drilling rigs and approximately one completion crew in the third quarter, resulting in 47 spuds and 41 TILs. As a result of the longer laterals and improved efficiencies, we completed approximately 15 percent more stages in the third quarter compared to the previous quarter. Total production was 20.2 million Boe, or approximately 219,000 Boe per day, while oil production was approximately 6.3 million Bbls, or approximately 69,000 Bbls per day. PDC exited the third quarter with approximately 200 drilled, uncompleted wells (“DUCs”) and approximately 400 approved permits in-hand.

In the Delaware Basin, PDC invested approximately $30 million to operate one drilling rig, resulting in 3 spuds and 1 TIL. Total production was 2.8 million Boe, or approximately 31,000 Boe per day, while oil production was approximately 1.1 million Boe, or approximately 12,000 Boe per day.

Q3 2022 Shareholder Returns and Financial Position

The Company returned approximately $295 million of capital to shareholders in the third quarter through the repurchase of approximately 4.2 million shares of common stock and a $0.35 per share base quarterly dividend. The Company has a $1.25 billion share repurchase program authorized, which is expected to be utilized by year end 2023. PDC remains committed to returning a minimum of 60 percent of its annual post-dividend FCF to shareholders through the Company’s share repurchase program and a year-end special dividend, if needed.

The Company reduced its debt by approximately $300 million during the quarter. At quarter end, the company had approximately $45 million cash on hand and approximately $450 million drawn on its credit facility. The leverage ratio was 0.5x at September 30, 2022.

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In October 2022, as part of our credit facility semi-annual redetermination, our borrowing base increased to $3.5 billion from $3.0 billion as a result of the reserves acquired from the Great Western acquisition. The Company maintained the elected commitment amount of $1.5 billion.

Guanella Comprehensive Area Plan (“CAP”)

On August 2, 2022, the Company passed a major milestone in the permitting process by receiving the Completeness Determination on its Guanella CAP from the Colorado Oil & Gas Conservation Commission (“COGCC”). The Guanella CAP covers approximately 35,000 consolidated net acres in rural Weld County with approximately 450 well locations accessed by only 22 surface locations.

On October 2, 2022, the Company completed the 60-day public comment period. We are scheduled for the COGCC public hearing on December 7, 2022 which could potentially continue on December 8, 2022 given the size and scale of the Guanella CAP. The CAP, along with our prior OGDPs, represent our planned Wattenberg Field turn-in-line activity through 2028.

Fourth Quarter and Full Year 2022 Outlook

For the fourth quarter, the Company expects total production to be in a range of 245,000-255,000 Boe per day and 80,000-84,000 Bbls per day of oil production.

For the full-year 2022, we reaffirm our production guidance range of 230,000 Boe to 240,000 Boe per day, of which approximately 73,000 Bbls to 77,000 Bbls is expected to be crude oil. Our planned 2022 capital investments in crude oil and natural gas properties are expected to be approximately $1.075 billion, which is at the high end of our previously reported full-year guidance range. This is a result of bringing on the second completion crew at the end of September, as planned, paired with continued operational efficiency that ultimately increases the number of stages completed and incremental spuds as well as continued cost pressures.

Environmental, Social and Governance (“ESG”)

Through the first nine months of 2022, the Company is on schedule with its planned projects to meet its 15% and 30% GHG and methane reduction targets for the full year 2022, respectively.

During the third quarter, the Company published its 2022 ESG materials. The 2022 ESG reports are aligned with the Sustainability Accounting Standards Board (“SASB”), the Taskforce on Climate-related Financial Disclosures (“TCFD”), and the American Exploration and Production Council (“AXPC”) ESG metrics frameworks.

For more information about PDC’s sustainability efforts and to download the 2022 ESG reports, please visit www.pdce.com.

Third Quarter Oil and Gas Production, Sales and Operating Cost Data

Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives, were $1,201 million, a 3 percent decrease compared to second quarter of 2022 of $1,238 million. The decrease in sales between periods was due to a 10 percent decrease in the weighted average realized sales price per Boe to $52.25 from $57.81 partially offset by a 7 percent increase in production from 21.4 MMBoe to 23.0 MMBoe. The decrease in sales price was primarily driven by a 15 percent decrease in weighted average realized crude oil and NGLs prices partially offset by an 8 percent increase in weighted average realized natural gas prices. The combined revenue from crude oil, natural gas and NGLs sales and net settlements on commodity derivative instruments was $948 million in the third quarter of 2022 compared to $939 million in the prior quarter.
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The following table provides weighted average sales price, by area, excluding net settlements on derivatives and transportation, gathering and processing expense (“TGP”), for the periods presented:

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2022	June 30, 2022	Percent Change	2022	2021	Percent Change
Crude oil (MBbls)
Wattenberg Field	6,299	5,545	14%	16,676	13,595	23%
Delaware Basin	1,110	1,299	(15)%	3,430	2,762	24%
Total	7,409	6,844	8%	20,106	16,357	23%

Weighted average price	$91.88	$108.24	(15)%	$98.05	$64.00	53%

Natural gas (MMcf)
Wattenberg Field	46,631	43,244	8%	127,538	113,280	13%
Delaware Basin	6,316	6,573	(4)%	18,345	15,434	19%
Total	52,947	49,817	6%	145,883	128,714	13%

Weighted average price	$6.03	$5.57	8%	$5.21	$2.54	105%

NGLs (MBbls)
Wattenberg Field	6,083	5,575	9%	15,949	12,685	26%
Delaware Basin	664	688	(3)%	1,946	1,434	36%
Total	6,747	6,263	8%	17,895	14,119	27%

Weighted average price	$29.75	$34.99	(15)%	$32.93	$23.41	41%

Crude oil equivalent (MBoe)
Wattenberg Field	20,153	18,328	10%	53,881	45,160	19%
Delaware Basin	2,827	3,082	(8)%	8,434	6,768	25%
Total	22,980	21,410	7%	62,315	51,928	20%

Weighted average price	$52.25	$57.81	(10)%	$53.29	$32.82	62%

Production costs for the third quarter of 2022, which include LOE, production taxes and TGP, were $200 million, or $8.69 per Boe, compared to $190 million, or $8.85 per Boe, in the second quarter of 2022. The decrease in production costs per Boe was primarily due to a 7 percent increase in production volumes partially offset by a 10 percent increase in production taxes as a result of increased ad valorem rates associated with the acquisition of Great Western.
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The following table provides the components of production costs for the periods presented:

	Three Months Ended		Nine Months Ended September 30,
	September 30, 2022	June 30, 2022	2022	2021
Lease operating expenses	$69.2	$70.6	$193.9	$129.8
Production taxes	98.1	89.3	250.3	101.1
Transportation, gathering and processing expenses	32.3	29.6	89.9	74.5
Total	$199.6	$189.5	$534.1	$305.4

	Three Months Ended		Nine Months Ended September 30,
	September 30, 2022	June 30, 2022	2022	2021
Lease operating expenses per Boe	$3.01	$3.30	$3.11	$2.50
Production taxes per Boe	4.27	4.17	4.02	1.95
Transportation, gathering and processing expenses per Boe	1.41	1.38	1.44	1.43
Total per Boe	$8.69	$8.85	$8.57	$5.88

Financial Results

Net income for the third quarter of 2022 was $798 million, or $8.30 per diluted share, compared to $662 million, or $6.74 per diluted share in the second quarter of 2022. The quarter-over-quarter change was primarily due to a $306.7 million commodity risk management gain in the third quarter of 2022 compared to a $102.0 million commodity risk management loss in the second quarter of 2022 partially offset by (i) a gain on bargain purchase from the Great Western acquisition of $100.3 million recognized in the second quarter, (ii) an increase in income tax expense of $101.3 million, and (iii) a decrease in crude oil, natural gas and NGLs sales of $37.1 million between periods. Adjusted net income, a non-U.S. GAAP financial measure defined below, was $363 million in the third quarter of 2022 compared to $502 million in the second quarter of 2022. The movement between periods is primarily attributable to the bargain purchase gain and, to a lesser extent, the change in sales and settled derivatives.

Net cash from operating activities for the third quarter of 2022 was approximately $848 million compared to $747 million in the second quarter of 2022. Adjusted cash flows from operations, a non-U.S. GAAP metric defined below, was approximately $701 million and $695 million in the third and second quarter of 2022, respectively. The quarter-over-quarter increase in adjusted cash flows from operations was primarily due to a $45.8 million decrease in derivative settlement losses and a $5.5 million decrease in general and administrative expense partially offset by a decrease in sales and an increase in production taxes and TGP between periods. Adjusted free cash flows, a non-U.S. GAAP metric defined below, increased to $440 million from $404 million in the second quarter of 2022.

G&A, which includes cash and non-cash expense and $4.9 million in Great Western transaction and transition related expense, was $40 million, or $1.75 per Boe in the third quarter of 2022 compared to $46 million, which includes $13.0 million in Great Western transaction and transition related expense, or $2.13 per Boe, in the second quarter of 2022. Excluding the transaction and transition costs associated with the Great Western acquisition, G&A was $1.53 and $1.52 per Boe in the third and second quarter, respectively.

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Reconciliation of Non-U.S. GAAP Financial Measures

We use “adjusted cash flows from operations,” “adjusted free cash flow (deficit),” “adjusted net income (loss)” and “adjusted EBITDAX,” non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and, in some cases, in providing public guidance on possible future results. In addition, we believe these are measures of our fundamental business and can be useful to us, investors, lenders and other parties in the evaluation of our performance relative to our peers and in assessing acquisition opportunities and capital expenditure projects. These supplemental measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income (loss) or cash flows from operations, investing or financing activities and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. In the future, we may disclose different non-U.S. GAAP financial measures in order to help us and our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

Adjusted cash flows from operations and adjusted free cash flow (deficit). We believe adjusted cash flows from operations can provide additional transparency into the drivers of trends in our operating cash flows, such as production, realized sales prices and operating costs, as it disregards the timing of settlement of operating assets and liabilities. We believe adjusted free cash flow (deficit) provides additional information that may be useful in an investor analysis of our ability to generate cash from operating activities from our existing oil and gas asset base to fund exploration and development activities and to return capital to stockholders in the period in which the related transactions occurred. We exclude from this measure cash receipts and expenditures related to acquisitions and divestitures of oil and gas properties and capital expenditures for other properties and equipment, which are not reflective of the cash generated or used by ongoing activities on our existing producing properties and, in the case of acquisitions and divestitures, may be evaluated separately in terms of their impact on our performance and liquidity. Adjusted free cash flow is a supplemental measure of liquidity and should not be viewed as a substitute for cash flows from operations because it excludes certain required cash expenditures. For example, we may have mandatory debt service requirements or other non-discretionary expenditures which are not deducted from the adjusted free cash flow measure.

We are unable to present a reconciliation of forward-looking adjusted cash flow because components of the calculation, including fluctuations in working capital accounts, are inherently unpredictable. Moreover, estimating the most directly comparable GAAP measure with the required precision necessary to provide a meaningful reconciliation is extremely difficult and could not be accomplished without unreasonable effort. We believe that forward-looking estimates of adjusted cash flow are important to investors because they assist in the analysis of our ability to generate cash from our operations.

Adjusted net income (loss). We believe that adjusted net income (loss) provides additional transparency into operating trends, such as production, realized sales prices, operating costs and net settlements on commodity derivative contracts, because it disregards changes in our net income (loss) from mark-to-market adjustments resulting from net changes in the fair value of our unsettled commodity derivative contracts, and these changes are not directly reflective of our operating performance.

Adjusted EBITDAX. We believe that adjusted EBITDAX provides additional transparency into operating trends because it reflects the financial performance of our assets without regard to financing methods, capital structure, accounting methods or historical cost basis. In addition, because adjusted EBITDAX excludes certain non-cash
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expenses, we believe it is not a measure of income, but rather a measure of our liquidity and ability to generate sufficient cash for exploration, development, and acquisitions and to service our debt obligations.

Cash Flows from Operations to Adjusted Cash Flows from Operations and Adjusted Free Cash Flow
	Three Months Ended		Nine Months Ended September 30,
	September 30, 2022	June 30, 2022	2022	2021
Cash flows from operations to adjusted cash flows from operations and adjusted free cash flow:
Net cash from operating activities	$848.4	$747.4	$2,084.8	$1,027.8
Changes in assets and liabilities	(147.1)	(52.7)	(150.1)	31.7
Adjusted cash flows from operations	701.3	694.7	1,934.7	1,059.5
Capital expenditures for midstream assets	(5.7)	(3.0)	(8.7)	—
Capital expenditures for development of crude oil and natural gas properties	(240.2)	(346.7)	(773.7)	(428.8)
Change in accounts payable related to capital expenditures for oil and gas development activities	(15.0)	58.8	10.7	(21.2)
Adjusted free cash flow	$440.4	$403.8	$1,163.0	$609.5

Net Loss to Adjusted Net Income (Loss) and Adjusted Earnings Per Share, Diluted
	Three Months Ended		Nine Months Ended September 30,
	September 30, 2022	June 30, 2022	2022	2021
Net income (loss) to adjusted net income (loss):
Net income (loss)	$798.0	$662.4	$1,428.4	$49.2
Loss (gain) on commodity derivative instruments	(306.7)	102.0	363.3	707.2
Net settlements on commodity derivative instruments	(252.8)	(298.7)	(713.1)	(215.4)
Tax effect of above adjustments (1)	124.2	36.4	74.1	—
Adjusted net income (loss)	$362.7	$502.1	$1,152.7	$541.0

Earnings per share, diluted	8.40	$6.83	14.66	0.49
Loss (gain) on commodity derivative instruments	(3.19)	1.04	3.74	7.04
Net settlements on commodity derivative instruments	(2.63)	(3.04)	(7.32)	(2.14)
Tax effect of above adjustments (1)	1.29	0.37	0.76	—
Adjusted earnings (loss) per share, diluted	$3.77	$5.11	$11.82	$5.38
Weighted average diluted shares outstanding	96.1	98.2	97.5	100.5
_____________
(1)Due to the full valuation allowance recorded against our net deferred tax assets, there is no tax effect for the nine months ended September 30, 2021.

Adjusted EBITDAX
	Three Months Ended		Nine Months Ended September 30,
	September 30, 2022	June 30, 2022	2022	2021
Net income (loss) to adjusted EBITDAX:
Net income (loss)	$798.0	$662.4	$1,428.4	$49.2
Loss (gain) on commodity derivative instruments	(306.7)	102.0	363.3	707.2
Net settlements on commodity derivative instruments	(252.8)	(298.7)	(713.1)	(215.4)
Non-cash stock-based compensation	7.2	7.2	20.0	17.3
Interest expense, net	18.6	17.6	49.1	59.2
Income tax expense (benefit)	229.3	128.0	358.5	0.1
Impairment of properties and equipment	0.2	0.5	1.6	0.3
Exploration, geologic and geophysical expense	11.8	0.3	12.4	0.9
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Adjusted EBITDAX
	Three Months Ended		Nine Months Ended September 30,
	September 30, 2022	June 30, 2022	2022	2021
Depreciation, depletion and amortization	205.6	191.1	547.7	478.6
Accretion of asset retirement obligations	3.5	3.4	9.8	9.2
Loss (gain) on sale of properties and equipment	(0.1)	0.5	0.3	(0.6)
Adjusted EBITDAX	$714.6	$814.3	$2,078.0	$1,106.0

Cash from operating activities to adjusted EBITDAX:
Net cash from operating activities	$848.4	$747.4	$2,084.8	$1,027.8
Gain on bargain purchase	(4.6)	100.3	95.7	—
Interest expense, net	18.6	17.6	49.1	59.2
Amortization and write-off of debt discount, premium and issuance costs	(1.4)	(1.3)	(4.1)	(11.2)
Exploration, geologic and geophysical expense	0.3	0.3	0.9	0.9
Other	0.4	2.7	1.7	(2.4)
Changes in assets and liabilities	(147.1)	(52.7)	(150.1)	31.7
Adjusted EBITDAX	$714.6	$814.3	$2,078.0	$1,106.0
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PDC ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues
Crude oil, natural gas and NGLs sales	$1,200,619	$703,136	$3,320,678	$1,704,396
Commodity price risk management gain (loss), net	306,749	(217,678)	(363,283)	(707,187)
Other income	3,921	904	8,833	4,058
Total revenues	1,511,289	486,362	2,966,228	1,001,267
Costs, expenses and other
Lease operating expense	69,155	45,649	193,922	129,848
Production taxes	98,142	44,654	250,309	101,114
Transportation, gathering and processing expense	32,327	26,732	89,882	74,453
Exploration, geologic and geophysical expense	11,843	222	12,416	862
General and administrative expense	40,103	30,847	119,859	96,367
Depreciation, depletion and amortization	205,604	169,644	547,720	478,617
Accretion of asset retirement obligations	3,484	2,825	9,823	9,185
Impairment of properties and equipment	184	77	1,637	329
Loss (gain) on sale of properties and equipment	(86)	(220)	287	(561)
Other expense	—	303	—	2,496
Total costs, expenses and other	460,756	320,733	1,225,855	892,710
Income (loss) from operations	1,050,533	165,629	1,740,373	108,557
Interest expense, net	(18,629)	(20,098)	(49,139)	(59,199)
(Adjustment to) Gain on bargain purchase	(4,621)	—	95,652	—
Income (loss) before income taxes	1,027,283	145,531	1,786,886	49,358
Income tax benefit (expense)	(229,318)	(210)	(358,500)	(110)
Net income (loss)	$797,965	$145,321	$1,428,386	$49,248

Earnings (Loss) per share:
Basic	$8.40	$1.48	$14.87	$0.50
Diluted	$8.30	$1.45	$14.66	$0.49

Weighted average common shares outstanding:
Basic	94,950	98,183	96,065	99,018
Diluted	96,122	99,966	97,467	100,534

Dividends declared per share	$0.35	$0.12	$0.95	$0.24

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PDC ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands, except share and per share data)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$45,649	$33,829
Accounts receivable, net	609,440	398,605
Fair value of derivatives	62,246	17,909
Prepaid expenses and other current assets	10,630	8,230
Total current assets	727,965	458,573
Properties and equipment, net	7,127,291	4,814,865
Fair value of derivatives	91,075	15,177
Other assets	81,759	48,051
Total Assets	$8,028,090	$5,336,666

Liabilities and Stockholders’ Equity
Liabilities
Current liabilities:
Accounts payable	$213,473	$127,891
Production tax liability	247,946	99,583
Fair value of derivatives	389,234	304,870
Funds held for distribution	538,865	285,861
Accrued interest payable	19,511	10,482
Other accrued expenses	102,024	91,409
Total current liabilities	1,511,053	920,096
Long-term debt	1,393,528	942,084
Asset retirement obligations	152,709	127,526
Fair value of derivatives	100,860	95,561
Deferred income taxes	413,983	26,383
Other liabilities	474,610	314,769
Total liabilities	4,046,743	2,426,419

Commitments and contingent liabilities

Stockholders’ equity
Common shares - par value $0.01 per share, 150,000,000 authorized, 92,857,134 and 96,468,071 issued as of September 30, 2022 and December 31, 2021, respectively	929	965
Additional paid-in capital	2,950,625	3,161,941
Retained earnings (accumulated deficit)	1,037,229	(249,954)
Treasury shares - at cost, 130,091 and 54,960 as of September 30, 2022 and December 31, 2021, respectively	(7,436)	(2,705)
Total stockholders’ equity	3,981,347	2,910,247
Total Liabilities and Stockholders’ Equity	$8,028,090	$5,336,666
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PDC ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$1,428,386	$49,248
Adjustments to net loss to reconcile to net cash from operating activities:
Net change in fair value of unsettled commodity derivatives	(349,798)	491,830
Depreciation, depletion and amortization	547,720	478,617
Impairment of properties and equipment	1,637	329
Exploratory dry hole costs	11,536	—
Accretion of asset retirement obligations	9,823	9,185
Non-cash stock-based compensation	19,952	17,294
Loss (gain) on sale of properties and equipment	287	(561)
Amortization of debt discount, premium and issuance costs	4,075	11,195
Deferred income taxes	357,500	—
Gain on bargain purchase	(95,652)	—
Other	(742)	2,353
Changes in assets and liabilities	150,067	(31,670)
Net cash from operating activities	2,084,791	1,027,820
Cash flows from investing activities:
Capital expenditures for development of crude oil and natural gas properties	(773,748)	(428,831)
Capital expenditures for midstream assets	(8,747)	—
Capital expenditures for other properties and equipment	(8,619)	(363)
Cash paid for acquisition of an exploration and production business	(1,068,241)	—
Proceeds from sale of properties and equipment	640	4,720
Proceeds from divestitures	10,452	—
Net cash from investing activities	(1,848,263)	(424,474)
Cash flows from financing activities:
Proceeds from revolving credit facility and other borrowings	2,049,200	502,800
Repayment of revolving credit facility and other borrowings	(1,599,200)	(670,800)
Repayment of convertible notes	—	(200,000)
Payment of debt issuance costs	(101)	—
Purchase of treasury shares for employee stock-based compensation tax withholding obligations	(16,979)	(5,836)
Purchase of treasury shares	(556,035)	(107,318)
Dividends paid	(91,972)	(23,600)
Principal payments under financing lease obligations	(1,491)	(1,293)
Net cash from financing activities	(216,578)	(506,047)
Net change in cash, cash equivalents and restricted cash	19,950	97,299
Cash, cash equivalents and restricted cash, beginning of period	33,829	2,623
Cash, cash equivalents and restricted cash, end of period	$53,779	$99,922

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2022 Third Quarter Teleconference and Webcast

The Company invites you to join Bart Brookman, President and Chief Executive Officer; Scott Meyers, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and David Lillo, Senior Vice President Operations for a conference call at 11:00 a.m. ET on Thursday, November 3, 2022, to discuss the 2022 third quarter results. The related slide presentation will be available on PDC's website at www.pdce.com.

To attend the conference call or webcast, participants should register online at http://www.pdce.com/investors-overview/events-calendar-webcasts-presentations/. Once registered, participants will receive the dial in details and a unique PIN number. Participants are requested to register a minimum 15 minutes before the start of the call.

A replay of the webcast will be available two hours after the call and archived on the same web page for six months.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that acquires, explores and develops properties for the production of crude oil, natural gas and NGLs, with operations in the Wattenberg Field in Colorado and Delaware Basin in west Texas. Its operations in the Wattenberg Field are focused in the horizontal Niobrara and Codell plays and our Delaware Basin operations are primarily focused in the horizontal Wolfcamp zones.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the
Securities Act of 1933 (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”) and the United States (“U.S.”) Private Securities Litigation Reform Act of 1995 regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical fact included in and incorporated by reference into this report are “forward-looking statements”. Words such as expect, anticipate, intend, plan, believe, seek, estimate, schedule and similar expressions or variations of such words are intended to identify forward-looking statements herein. Forward-looking statements include, among other things, statements regarding permitting matters; future production, costs and cash flows; drilling locations, zones and growth opportunities; capital expenditures and projects; the return of capital to shareholders through buybacks of shares and/or payments of dividends; and ESG matters.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Forward-looking statements are always subject to risks and uncertainties, and become subject to greater levels of risk and uncertainty as they address matters further into the future. Throughout this press release or accompanying materials, we may use the term “projection” or similar terms or expressions, or indicate that we have “modeled” certain future scenarios. We typically use these terms to indicate our current thoughts on possible outcomes relating to our business or our industry in periods beyond the current fiscal year. Because such statements relate to events or conditions further in the future, they are subject to increased levels of uncertainty.

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Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•market and commodity price volatility, widening price differentials, and related impacts to the Company, including decreased revenue, income and cash flow, write-downs and impairments and decreased availability of capital;
•difficulties in integrating our operations as a result of any significant acquisitions, including the Great Western acquisition, or acreage exchanges;
•adverse changes to our future cash flows, liquidity and financial condition;
•changes in, and interpretations and enforcement of, environmental and other laws and other political and regulatory developments, including in particular additional permit scrutiny in Colorado;
•the coronavirus 2019 (“COVID-19”) pandemic, including its effects on commodity prices, downstream capacity, employee health and safety, business continuity and regulatory matters;
•declines in the value of our crude oil, natural gas and NGLs properties resulting in impairments;
•changes in, and inaccuracy of, reserve estimates and expected production and decline rates;
•timing and extent of our success in discovering, acquiring, developing and producing reserves;
•reductions in the borrowing base under our revolving credit facility;
•availability and cost of capital;
•risks inherent in the drilling and operation of crude oil and natural gas wells;
•timing and costs of wells and facilities;
•availability, cost, and timing of sufficient pipeline, gathering and transportation facilities and related infrastructure;
•limitations in the availability of supplies, materials, contractors and services that may delay the drilling or completion of our wells;
•potential losses of acreage or other impacts due to lease expirations, other title defects, or otherwise;
•risks inherent in marketing crude oil, natural gas and NGLs;
•effect of crude oil and natural gas derivative activities;
•impact of environmental events, governmental and other third-party responses to such events and our ability to insure adequately against such events;
•cost of pending or future litigation;
•impact to our operations, personnel retention, strategy, stock price and expenses caused by the actions of activist shareholders;
•uncertainties associated with future dividends to our shareholders or share buybacks;
•timing and amounts of federal and state income taxes;
•our ability to retain or attract senior management and key technical employees;
•an unanticipated assumption of liabilities or other problems with the Great Western acquisition or other acquisitions we may pursue;
•civil unrest, terrorist attacks and cyber threats;
•changes in general economic, business or industry conditions, including changes in interest rates and inflation rates and concerns regarding a global economic recession; and
•success of strategic plans, expectations and objectives for our future operations.

Further, we urge you to carefully review and consider the cautionary statements and disclosures, specifically those under the “Item 1A. Risk Factors” made in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission for further information on risks and uncertainties that could affect our business, financial condition, results of operations and prospects, which are incorporated by this reference as though fully set forth herein. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or
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currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:	Aaron Vandeford
Director Investor Relations
303-381-9493
aaron.vandeford@pdce.com

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